UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2024

TOUGHBUILT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38739	46-0820877
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8669 Research Drive
Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

(949) 528-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TBLT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 28, 2024, ToughBuilt Industries, Inc. (the "Company") received written notification from the Nasdaq Listing Qualifications department indicating that the Staff has determined that the Company is not in compliance with Nasdaq’s majority independent board and independent committee requirements, as outlined in Listing Rules 5605(b), 5605(c)(2)(A)(i) and (ii), 5605(d)(2)(A), and 5605(e)(1) and, if an appeal was not filed by the Company by 4:00 P.M. (Eastern) on July 3, 2024, the Company’s common stock would be delisted at the opening of business on July 8, 2024, and the Staff would file a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market. Additionally, the notification cited the Company's failure to timely file its Form 10-K for the year ended December 31, 2023, and the Form 10-Q for the period ended March 31, 2024, as further bases for delisting pursuant to Listing Rule 5250(c)(1).

In response to the Staff’s determination letter, the Company requested a hearing before the Nasdaq Hearings Panel. This request was submitted on July 3, 2024, to appeal the Staff’s determination and to present the Company’s plan to regain compliance. The Company believes that the hearing will provide an opportunity to discuss the steps already taken and future measures to ensure full compliance with Nasdaq’s listing requirements. In addition to submitting an appeal for a hearing before the Nasdaq Hearings Panel, the Company has formally requested a stay of the suspension of trading of the Company's common stock on the Nasdaq Capital Market, pending the outcome of the hearing. There can be no assurances that Nasdaq will grant a stay of the trading suspension pending the outcome of the hearing. In the event the Staff does not grant a stay of the trading suspension pending the outcome of the hearing, trading of the Company's securities on The Nasdaq Stock Market will be halted at the opening of business 15 days following the date of the hearing request, or July 18, 2024.

The notification stated that hearings are typically scheduled to occur approximately 30-45 days after a hearing request is made.

The Company and its auditors are actively engaged in preparing the Company’s Form 10-K for the year ended December 31, 2023, and the Company intends to file the Form 10-K in the upcoming two weeks. Upon the completion and filing of Form 10-K, the Company will immediately turn its attention to the preparation and filing of Form 10-Q for the period ended March 31, 2024.

The Company acknowledges that part of the delay in filing its Form 10-K for the year ended December 31, 2023, and the Form 10-Q for the period ended March 31, 2024, stems from the implementation of a new financial accounting software system on January 1, 2023. This transition to advanced accounting software, aimed at enhancing the accuracy and efficiency of the Company’s financial reporting, has necessitated a comprehensive review and adjustment of its financial records and the process has been more time-consuming than anticipated, contributing to the delay in the filings. The Company is taking all necessary steps to expedite the completion of this integration and the accurate finalization of our financial statements, with a commitment to fulfilling its reporting obligations as swiftly as possible.

The Company is committed to resolving the issues identified by Nasdaq and to working diligently to regain compliance with Nasdaq's listing requirements. Further updates regarding the appeal process and the Company’s compliance efforts will be provided as they become available.

Item 8.01 Other Events.

On July 3, 2024, in response to the notification received from the Nasdaq Listing Qualifications department, the Company issued a press release detailing the circumstances surrounding the notification and the Company's subsequent request for a hearing disclosed under Item 3.01 of this Form 8-K. This press release has been furnished as Exhibit 99.1 to this report and is incorporated herein by reference. The Company aims to keep its stakeholders informed about its efforts to address the compliance issues and its actions to maintain its listing on Nasdaq.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.:	Description:
99.1	Press Release dated July 3, 2024, issued by ToughBuilt Industries, Inc. regarding the notification received from the Nasdaq Listing Qualifications department and the Company's request for a hearing.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ToughBuilt Industries, Inc.

Date: July 3, 2024	By:	/s/ Martin Galstyan
	Name:	Martin Galstyan
	Title:	Chief Financial Officer

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